Exhibit 23.1

Consent of Amper, Politziner & Mattia, LLP

The Board of Directors
PhotoMedex, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in this registration statement of PhotoMedex, Inc. on Form S-8 (for registering shares augmenting and reserved for issuance under the 2005 Equity Compensation Plan) of our report dated March 20, 2009, relating to the consolidated financial statements and on the effectiveness of internal controls over financial reporting, which report appears in the December 31, 2008 Annual Report on Form 10-K, and to the reference to us under the heading “Experts” in this registration statement.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
May 13, 2009